CONSENT OF INDEPENDENT AUDITORS




Mr. Roland G. Caldwell, Jr.
C/Funds Group, Inc.
201 Center Road, Suite Two
Venice, Florida  34292

Dear Mr. Caldwell:

We hereby consent to the use of our reports dated January 12, 2001 on the financial statements of the C/Fund, C/Growth Stock Fund, C/Government Fund, and C/Community Association Reserve Fund (four of the portfolios constituting the C/FUNDS Group, Inc.) as of December 31, 2000, and for the period then ended. Such reports are being included with the unaudited financial information prepared by management in documents filed by C/FUNDS Group, Inc. as required by the Securities and Exchange Commission.

GREGORY, SHARER & STUART




St. Petersburg, Florida
February 26, 2001